Exhibit 3.2

CERTIFICATE OF WITHDRAWAL

OF

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

ODYSSEY MARINE EXPLORATION, INC.

Pursuant to Section 78.1955(6) of the

Nevada Revised Statutes

The undersigned does hereby certify that on June 20, 1999, ODYSSEY MARINE EXPLORATION, INC., a Nevada corporation (the “Corporation”) did file a Certificate of Designation for a series of preferred stock, par value $0.0001 per share, designated as “Series A Convertible Preferred Stock” (the “Designation”) with the State of Nevada, and that no shares of preferred stock of such Series A are outstanding.

The undersigned does further certify that, pursuant to the authority conferred upon the Board of Directors of the Corporation by its Articles of Incorporation, as amended, and Section 78.315 of the Nevada Revised Statutes, the Board of Directors, by unanimous written consent, duly approved and adopted the following recitals and resolutions (referred to herein as the “Resolutions”):

WHEREAS, the Corporation has previously designated a series of preferred stock, par value $0.0001 per share, designated as “Series A Convertible Preferred Stock” (the “Series A Shares”) and, pursuant to the Designation, created, authorized, and provided for the issuance of up to 700,000 Series A Shares, and fixed the voting powers, designations, preferences, and relative, participating, optional and other special rights, and qualifications, limitations, and restrictions thereof.

WHEREAS, only 190,000 Series A Shares were issued, and such shares have been tendered to the Corporation by the respective holders thereof for conversion into shares of the Corporation’s common stock so that no Series A Shares currently remain outstanding.

WHEREAS, the Corporation does not intend to issue any additional Series A Shares.

WHEREAS, it is in the best interests of the Corporation to withdraw the Designation of the Series A Shares and permit the unissued Series A Shares to be restored to the group of undesignated preferred stock of the Corporation.

NOW, THEREFORE, BE IT RESOLVED, that the Designation of the Series A Shares be withdrawn.

RESOLVED, FURTHER, that the President and the Secretary of the Corporation, hereby are authorized and directed to prepare, execute, verify, file and record a certificate with the Secretary of State of Nevada pursuant to Nevada R.S. 78.1955(6) to withdraw the certificate of designation of the Series A Shares and to make any other filings with the Secretary of State of Nevada as may required or deemed necessary to withdraw the designation of the Series A Shares and to give force and effect to the foregoing resolution.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Withdrawal of Certificate of Designation to be signed by its President and attested by its Secretary this 11th day of September, 2007.

ODYSSEY MARINE EXPLORATION, INC.

By:	/s/ John C. Morris
John C. Morris,
President and Co-Chairman

Attested to by:

/s/ David A. Morris
David A. Morris, Secretary

STATE OF FLORIDA	)

COUNTY OF HILLSBOROUGH	)

The foregoing instrument was acknowledged before me this 11th day of September, 2007, by John C. Morris, in his capacity as President and Co-Chairman of, and David A. Morris, in his capacity as Secretary of, Odyssey Marine Exploration, Inc., a Nevada corporation, on behalf of the corporation. Each of them is personally known to me.

/s/ Betsy W. Marrero
Signature of Notary Public
State of Florida

My Commission Expires: 11/28/08

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